Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces First Quarter 2008 Financial Results

San Diego, CA, May 7, 2008 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter ended March 31, 2008.

Total revenues in the first quarter of 2008 were $2.6 million, compared to $4.9 million in the first quarter of 2007, and included $2.0 million in revenue under Arena’s contract manufacturing agreement with Siegfried Ltd and $0.6 million in patent reimbursements from Arena’s collaborations with Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc. Arena reported a net loss allocable to common stockholders in the first quarter of 2008 of $55.0 million, or $0.75 per share, compared to a net loss allocable to common stockholders in the first quarter of 2007 of $32.4 million, or $0.53 per share.

“In the first quarter of 2008, we purchased certain pharmaceutical manufacturing assets from Siegfried and secured Siegfried as a supplier of lorcaserin for our planned NDA submission in 2009 and for the potential partnering and commercialization of the drug candidate. Additionally, lorcaserin passed the month-12 ESMB review of echocardiographic data, APD125, our insomnia drug candidate, entered a Phase 2b trial and APD791, our drug candidate for arterial thrombosis, entered a Phase1b trial,” stated Jack Lief, Arena’s President and Chief Executive Officer. “This is a productive start to the year, and we look forward to the results from our ongoing clinical trials and advancing our pipeline of innovative therapeutics.”

Research and development expenses totaled $47.6 million in the first quarter of 2008, compared to $35.8 million in the first quarter of 2007. This increase in research and development expenses is primarily attributable to increased clinical development costs related to the Phase 3 clinical program for lorcaserin hydrochloride, Arena’s drug candidate for the treatment of obesity. Research and development expenses included $1.0 million in non-cash, share-based compensation expense in each of the quarters ended March 31, 2008 and 2007. General and administrative expenses totaled $8.9 million in the first quarter of 2008, compared to $4.9 million in the first quarter of 2007. This increase in general and administrative expenses is primarily attributable to increases in patent costs and personnel-related expenses. Total patent costs, including patent costs related to partnered programs, increased by $1.7 million in the first quarter of 2008 compared to the first quarter of 2007. General and administrative expenses in the first quarter of 2008 included $1.4 million in non-cash, share-based compensation expense, compared to $0.9 million in the first quarter of 2007.

Cash, cash equivalents and short-term investments totaled $333.6 million at March 31, 2008. Approximately 73.8 million shares of common stock were outstanding at March 31, 2008.

Arena’s First Quarter Highlights

•                  Initiated a Phase 2b clinical trial of APD125, an oral drug candidate intended to reduce insomnia symptoms and improve sleep maintenance and quality. This Phase 2b trial is a double-blind, randomized, placebo-controlled subjective study that is expected to enroll approximately 675 patients in about 70 clinical sites in the United States.

•                  Reported that, following a planned review by an independent Echocardiographic Safety Monitoring Board, or ESMB, Arena is continuing BLOOM, a pivotal clinical trial evaluating the efficacy and safety of lorcaserin for the treatment of obesity. The ESMB’s review of unblinded echocardiographic data performed after all patients had the opportunity to complete 12 months of dosing in the trial confirmed that differences, if any, in the rates of valvulopathy (as defined by the Food and Drug Administration, or FDA) in patients treated with lorcaserin and in the control group did not meet the ESMB’s predetermined stopping criteria.

•                  Announced the initiation of a Phase 1 clinical trial of a second generation oral niacin receptor agonist intended for the treatment of atherosclerosis in partnership with Merck & Co., Inc.

•                  Entered into strategic agreements with Siegfried Ltd primarily related to the manufacturing of lorcaserin for Arena’s planned New Drug Application submission to the FDA and for commercialization of lorcaserin after regulatory marketing approval. The agreements include the purchase of certain drug product manufacturing and packaging facility assets, including fixtures, equipment, other personal property and real estate assets, located in Zofingen, Switzerland.

•                  Reported positive Phase 1a clinical trial results of APD791, Arena’s oral, internally discovered drug candidate intended for the treatment of arterial thrombosis, and initiated a Phase 1b clinical trial to further evaluate this drug candidate.

•                  Announced that initial clinical trial results for APD668, an oral drug candidate discovered by Arena and being investigated for the treatment of type 2 diabetes in partnership with Ortho-McNeil Pharmaceutical, Inc., suggest that the Glucose-Dependent Insulinotropic Receptor, or GDIR, improves glucose control in patients with type 2 diabetes. Based on the data from those studies, Ortho-McNeil put APD668 on hold and advanced a potentially more potent Arena-discovered GDIR agonist into preclinical development.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the first quarter 2008 financial results and to provide a corporate update today, Wednesday, May 7, 2008, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 866.356.3095 for domestic callers and 617.597.5391 for international callers. Please specify to the operator that you would like to join the “Arena First Quarter Earnings Call.” The participant code for the call is 65484912. The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is scheduled to present at several investment and industry conferences through June 2008, including:

•                  Bank of America 2008 Health Care Conference, May 13-15, 2008, Las Vegas, Nevada

•                  Citigroup’s Global Healthcare Conference, May 21-22, 2008, New York, New York

•                  The Seventh Annual Needham & Company, LLC Biotechnology and Medical Technology Conference, June 11-12, 2008, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds target G protein-coupled receptors, an important class of validated drug targets, and includes compounds being evaluated independently and with partners, including Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the protocol, design, scope, enrollment and other aspects of current and planned clinical trials and other studies of Arena’s or its collaborators’ product candidates and compounds; the future results of clinical trials; the tolerability, side effects, efficacy and potential of Arena’s or its collaborators’ product candidates and compounds; an NDA submission for lorcaserin and the potential partnering and commercialization of the drug candidate; expectations relating to the agreements and Arena’s relationship with Siegfried; the advancement and content of Arena’s pipeline; and other statements about Arena’s outlook, strategy, internal and partnered programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, clinical trials and studies may not proceed at the time or in the manner Arena expects or at all, the results of clinical trials or preclinical studies may not be predictive of future results, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, the timing and receipt of payments and fees, if any, from Arena’s collaborators, and Arena’s ability to redeem with common stock any outstanding shares of its series B convertible preferred stock. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
	(unaudited)
Revenues
Contract manufacturing	$2,019	$—
Collaborative agreements	590	4,911
Total revenues	2,609	4,911

Operating Expenses
Cost of contract manufacturing	2,330	—
Research and development	47,565	35,755
General and administrative	8,861	4,923
Amortization of acquired technology	384	384
Total operating expenses	59,140	41,062

Interest and other income, net	2,066	4,256
Net loss	(54,465)	(31,895)
Dividends on redeemable convertible preferred stock	(540)	(514)
Net loss allocable to common stockholders	$(55,005)	$(32,409)

Net loss per share allocable to common stockholders, basic and diluted	$(0.75)	$(0.53)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	73,605	60,734

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2008	December 31, 2007
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$333,636	$398,185
Accounts receivable	2,398	1,901
Other current assets	8,938	9,162
Land, property and equipment, net	92,704	65,940
Acquired technology and other non-current assets	26,857	12,318
Total assets	$464,533	$487,506
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and accrued compensation	$38,345	$30,058
Total deferred revenues	4,049	4,049
Total lease financing obligations and other long-term liabilities	72,067	63,100
Redeemable convertible preferred stock	54,462	53,922
Total stockholders’ equity	295,610	336,377
Total liabilities and stockholders’ equity	$464,533	$487,506

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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